SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              FORM 8-K/A
                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)December 29, 1993

                              CRANE CO.


        (Exact name of registrant as specified in its Charter)


                            AMENDMENT NO. 1

     Delaware                    1-1657             13-1952290


(State or other juris-        (Commission        (IRS Employer
 diction of incorporation)     File Number)       Identification
                                                       No.)


             100 First Stamford Place, Stamford, CT 06902


(Address of principal executive offices)             (Zip Code)

                                                    (203)363-7300
Registrant's telephone number, including area code


                           (Not Applicable)

    (Former name or former address, if changed since last report)

           Item 7 of the report on Form 8-K filed by Crane Co. on January 12, 1994 is hereby amended in its entirety to read as follows:


Item 7.  Financial Statements and Exhibits

           Exhibit 1        Copy of the Stock Purchase
                            Agreement dated December 29, 1993
                            among the Registrant, Burks Pumps,
                            Inc. and the individuals listed in
                            Item 2. (previously submitted).

           Exhibit 2        Audited 1992 Financial Statements for Burks Pumps,
                            Inc.

           Exhibit 3         Consent of Price Waterhouse.

           Exhibit 4 Unaudited Financial Statements for the nine months ended September 30, 1992 and 1993 for Burks Pumps, Inc.

           Exhibit 5         Proforma financial information relative to Burks
                             Pumps, Inc.

                              SIGNATURES






           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                        Crane Co.
                                                        Registrant



January 25, 1994

                                                         By:P.R. Hundt
                                                            P. R. Hundt
                                                          Vice President


                                                          By:M. L. Raithel
                                                             M. L. Raithel
                                                          Controller-Chief
                                                          Accounting Officer

EXHIBIT 2

BURKS PUMPS, INC.
Report and Consolidated Financial
Statements
December 31, 1992

                                    REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors
of Burks Pumps, Inc. and
the Partners of Harbour Group
Investments, L.P.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Burks Pumps, Inc. and its subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As explained in Note 13, on December 29, 1993, Crane Co. acquired the outstanding common stock of Burks Pumps, Inc.


PRICE WATERHOUSE
St. Louis, Missouri

February 12, 1993, except as to Note 13, which is as of December 29, 1993

BURKS PUMPS, INC.

Consolidated Balance Sheet
                                                           December 31, 1992
Assets
Current assets:
           Cash                                                  $       205
           Accounts receivable, net                                9,077,885
           Inventories                                            12,267,305
           Prepaid expenses and other                                300,081
           Deferred income taxes                                     686,130
                                                                  ----------
Total current assets                                              22,536,704

Property, plant and equipment, net                                 8,410,905
Intangible assets, net                                            11,522,235
Other assets, net                                                    242,249
                                                                  ----------
                                                                 $42,712,093
                                                                 ===========

Liabilities ans stockholders' equity
Current liabilities:
           Current portion of long-term debt                     $   341,472
           Accounts payable                                        3,358,098
           Accrued liabilities                                     4,433,421
                                                                 -----------
Total current liabilities                                          8,132,991
                                                                 -----------
Long-term debt                                                     8,688,583

Subordinated long-term debt-related party                         13,500,000
Other long-term liabilities and
  deferred credit                                                  1,123,985

Commitments and contingencies (Note 11)                                    -

Redeemable common stock warrants (Note 10)                         2,186,636
Stockholders' equity:
           Common stock, $.01 par value;
             1,000,000 shares authorized;
             117,728 shares issued and outstanding                     1,177
           Additional paid-in capital                              9,822,992
           Retained earnings                                               -
           Cumulative translation adjustment                         (13,620)
           Stockholders' notes receivable                           (730,651)
                                                                  -----------
Total stockholders' equity                                         9,079,898
                                                                  -----------
                                                                  $42,712,093
                                                                  ===========

              See accompanying Notes to Consolidated Financial Statements

BURKS PUMPS, INC.

Consolidated Statement of Income
                                                     For the year ended
                                                     December 31, 1992
Net sales                                              $52,640,441

Cost of sales                                           35,490,853
                                                       -----------
Gross profit                                            17,149,588

Selling, general and administrative expenses            11,569,093
                                                       -----------
Operating income                                         5,580,495
                                                       -----------
Other expenses:
           Interest expense                              2,763,604
           Other, net                                      315,000
                                                       -----------
                                                         3,078,604

Income from continuing operations before
 provision for income taxes                              2,501,891

Provision for income taxes                               1,170,657
                                                       -----------
Income from continuing operations                        1,331,234

Discontinued operations (Note 3):
  Loss from discontinued Water Systems
   Division operations, after applicable
   income taxes of $170,045                               (457,775)

           Loss on sale of Water Systems Division         (118,195)
                                                      ------------
Net income                                            $    755,264
                                                      ============

    See accompanying Notes to Consolidated Financial Statements

BURKS PUMPS, INC.



Consolidated Statement of Changes in Stockholders' Equity
For the Year Ended December 31, 1992




                             Additional              Cumulative    Stockholders'
                     Common   paid-in     Retained   translation      notes
                     stock    capital     earnings   adjustment    receivable       Total                                       <c
Balance December 31,
 1991                $1,177  $10,730,574  $  523,790  $    -       $(730,651)     $10,524,890


Net income                                   755,264                                 755,264
Accretion of common
 stock warrants                 (907,582)  (1,279,054)                            (2,186,636)

Foreign currency
 translation
 adjustment                                               (13,620)                   (13,620)

                     ------   -----------  -----------  ----------   ---------      -----------

Balance December 31,
 1992                $1,177   $ 9,822,992  $    -       $  (13,620)  $(730,651)   $ 9,079,898
                     ======   ===========  ===========  ===========  =========    ===========






               See accompanying Notes to Consolidated Financial Statements

BURKS PUMPS, INC.

Consolidated Statement of Cash Flows

                                                            For the year ended
                                                             December 31, 1992
Cash flows from operating activities:
Net income                                                       $   755,264
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation                                                  1,682,583
     Amortization                                                    974,580
     Change in cumulative
       translation adjustment account                                (13,620)
     Write-off of Water Systems
       Division intangible assets                                    687,730
     Changes in assets and liabilities,
       excluding sale of the
      Water Systems Division:
     Decrease in accounts receivable, net                          1,836,999
   Decrease in inventories                                         1,812,700
   Decrease in prepaid expenses and other                             31,518
   Increase in deferred taxes                                       (350,455)
   Decrease in accounts payable                                   (1,749,975)
   Decrease in accrued liabilities                                  (332,356)
   Decrease in other long-term liabilities                          (198,167)
                                                                 -----------
   Net cash provided by operating activities                       5,136,801
                                                                 -----------
Cash flows from investing activities:
   Sale of Water Systems Division                                  6,787,778
   Increase in accounts receivable from sale of
    Water Systems Division                                        (2,079,778)
   Proceeds from Water Systems Division
    non-competition agreement                                        350,000
   Purchase of Barnes Pumps Canada, Inc.                            (594,247)
   Capital expenditures, net                                        (487,942)
                                                                 -----------
   Net cash provided by investing activities                       3,975,811
                                                                 -----------
Cash flows from financing activities:
   Payments of long-term debt                                     (5,298,364)
   Net payments under revolving credit agreement                  (3,783,251)
                                                                 -----------
   Net cash used by financing activities                          (9,081,615)

Net increase in cash                                                  30,997
Cash at beginning of period                                          174,306
                                                                 -----------
Cash at end of period                                            $   205,303
                                                                 ===========
                                  (continued)


         See accompanying Notes to Consolidated Financial Statements

BURKS PUMPS, INC.

Consolidated Statement of Cash Flows
(Continued)


                                                        For the year ended
                                                         December 31, 1992
Supplemental disclosures of cash flow information:
          Cash paid during the year for:
              Interest                                      $3,090,713
              Income taxes                                     854,266

Supplemental schedule of noncash activities:
              Equipment acquired through capital leases     $  310,369



            See accompanying Notes to Consolidated Financial Statements


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements

1.        Organization

          Burks Pumps, Inc. (the Company or Burks), a Delaware corporation, is 93% owned by Harbour Group Investments, L.P. (HGI, L.P.), a Missouri limited partnership. The remaining 7% of outstanding stock is held by members of Burks and HGI, L.P. management. The Company is engaged in the manufacture and sale of specialty industrial systems pumps, wastewater pumping equipment, pumps for military applications and engineered cleaning equipment, and centrifugal pumps.

          As more fully described in Note 3, on September 30, 1992 the Company sold its Water Systems Division. Concurrent with the sale, the Company acquired the net assets of Barnes Pumps Canada, Inc. (BPC).

          As more fully described in Note 4, on November 22, 1991, the Company acquired substantially all of the net assets of AMW Industries, Inc. (AMW).

          The Company operates manufacturing facilities in Decatur, Illinois; Piqua, Ohio, and Bramalea, Canada, and formerly in Conway, Arkansas.

2.        Summary of significant accounting policies

          The significant accounting policies followed by Burks are described below and are in conformity with generally accepted accounting principles:

          Principles of consolidation
          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Barnes Pumps, Inc. and Barnes Pumps Canada, Inc. Results of operations for AMW and Barnes Pumps Canada, Inc. have been included since their respective dates of acquisition. All significant intercompany transactions and balances are eliminated. Results of discontinued operations have been presented separately as described in Note 3.

          Revenue recognition
          Revenue from the sale of the Company's products is recognized upon shipment to the customer. Costs and related expenses to manufacture the Company's products are recorded as costs of sales when the related revenue is recognized.

          Cash and cash equivalents
          For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. A book cash overdraft on the Company's disbursement account in the amount of $314,058 at December 31, 1992 is included in accounts payable.




BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 2

          Concentrations of credit risk
          The Company sells its products to a wide range of industries in which its pumps are utilized. In addition, most of the Company's business activity is with customers located within North America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At December 31, 1992, the Company had no significant concentrations of credit risk.

          Inventories
          Inventories, which include the cost of materials, direct labor and manufacturing overhead, are stated at the lower of cost, determined using the last-in, first-out (LIFO) method for substantially all inventories, or market.

          If the FIFO method (which approximates replacement cost) had been used in determining cost for all inventories, inventories would have been approximately the same at December 31, 1992 due to a LIFO reserve of $520,496 being less than the reserves for excess and obsolete inventories used in determining replacement cost. Obsolete or unsalable inventories are reflected at their estimated realizable values.

          Property, plant and equipment
          Property, plant and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets which range from 3 to 31.5 years. Properties held under capital leases are recorded at the present value of the non-cancelable lease payments over the term of the lease and are amortized over the shorter of the lease term or the estimated useful lives of the assets.

          Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Intangible assets
          The excess of the purchase price over the fair value of net assets acquired in a business combination (goodwill) is capitalized and amortized on a straight-line basis over 40 years. Amortization charged to income for the year ended
          December 31, 1992 was $315,036.   Accumulated amortization at
          December 31, 1992 was $1,397,089.

          Costs incurred in obtaining intellectual property rights (principally engineering drawings) have been deferred and are being amortized on a straight-line basis over 40 years.


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 3

          Amortization charged to income for the year ended
          December 31, 1992 was $42,956.   Accumulated amortization at
          December 31, 1992 was $118,143.

          Costs incurred in connection with non-competition agreements have been deferred and are being amortized on a straight-line basis over the lives of the agreements. Amortization charged to income for the year ended December 31, 1992 was $516,000. Accumulated amortization at December 31, 1992 was $1,429,000.

          Other assets
          Costs incurred in obtaining financing have been deferred and are being amortized over the life of the related obligation. Amortization charged to income for the year ended December 31, 1992 was $80,000. Accumulated amortization at December 31, 1992 was $167,500.

          Income taxes
          The Company files a consolidated federal income tax return which includes its wholly-owned subsidiaries. The provision for income taxes is based on consolidated income and expenses of the Company for financial reporting purposes. Deferred income taxes are provided for timing differences between financial and income tax reporting.

          In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which establishes financial accounting and reporting standards for income taxes that result from an enterprise's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes. This statement will be adopted by the Company for its year ending December 31, 1993; management has estimated the cumulative effect of adoption of the new statement on the Company at January 1, 1993 to be a charge of approximately $200,000.

          Foreign currency translation
          The accounts of Barnes Pumps Canada, Inc., are measured using the Canadian dollar as the functional currency. Assets and liabilities of the Canadian operations are translated into United States dollars at period-end exchange rates. Operating results are translated at the average exchange rates in effect during the year. Net unrealized gains or losses on translation of foreign currency financial statements are recorded in stockholders' equity, as a cumulative translation adjustment, and will be included in income only upon sale or liquidation of underlying assets.

          Earnings per share information
          Given the historical organization and capital structure of the Company, earnings per share information is not considered meaningful or relevant and has not been presented in the

BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 4


          accompanying consolidated financial statements or the notes thereto.

          Other postemployment benefits
          In December 1990, the FASB issued Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions (OPEB)," which establishes financial and reporting standards for OPEB liabilities. It requires companies to record on an accrual basis the costs of OPEB liabilities, such as health care costs. This statement will be effective for the Company for its year ending December 31, 1995. Management has estimated that the new statement will result in an additional obligation of approximately $1 million. Management has not determined whether the obligation will be recognized in the year in which the statement is adopted or whether it will be amortized on a straight-line basis over the average remaining service period of active plan participants, not to exceed twenty years.

          In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. This statement will be effective for the Company for its year ending December 31, 1995. Management does not anticipate that adoption of the new statement will have a significant effect on the Company's financial position or results of operations.

3.        Sale of Water Systems Division

          On September 30, 1992 the Company sold its Water Systems Division for a preliminary sale price of $6,787,778, which approximated the historical carrying value of the assets sold. The loss on sale of discontinued operations represents income tax expense of $118,195, related primarily to differences between the book and tax bases of the inventory sold. In connection with the sale, the Company received $350,000 related to a non-competition agreement which was accounted for as a deferred credit to be amortized to income over the three year life of the agreement.

          The 1992 consolidated statement of income disaggregates sales and expenses of discontinued operations from captions applicable to continuing operations. The net loss from discontinued operations during the nine-month period ended September 30, 1992 includes the write-off of the net book value of certain intangible assets related to the Water Systems Division which no longer have value to the Company.

BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 5


        The following is summarized financial information of the Water Systems Division for the nine-month period ended
        September 30, 1992:

                                                                    1992

        Net sales                                               $16,045,000
        Gross profit                                              2,761,000
        Operating income                                            700,000
        Interest expense                                            300,000
        Other expenses - write-off of ceratin intangible assets     687,730
        Provision for income taxes                                  170,045
        Net loss                                                   (457,775)

        Concurrent with the sale of the Water Systems Division, the Company acquired certain net assets, principally inventory, of Barnes Pumps Canada, Inc., a firm engaged in the manufacture and sale of wastewater pumps in Canada, for a purchase price of $594,247. The acquisition was accounted for as a purchase and the purchase price approximated the fair value of the assets acquired. The pro forma effects of this acquisition on the Company's results of operations and financial position for 1992 are not material.

4.      Acquisition of AMW Industries, Inc.

        On November 22, 1991, the Company acquired the net assets of AMW for a purchase price of $8,797,957. The acquisition was accounted for as a purchase and was financed through the Company's existing debt agreements, as amended. The purchase price was preliminarily assigned to the net assets acquired based on their estimated fair value at the date of acquisition. The purchase price allocation was finalized in 1992. Such finalization reflects the industrial pump line relocation and consolidation expenses ofapproximately $2,000,000. In connection with finalizing the AMW purchase price allocation, the fixed assets retained by Burks were written up to their estimated fair value as of the date of acquisition, with the remaining excess purchase price of $1,215,000 reflected as goodwill. In addition, included in the purchase price and in connection with the acquisition, the Company paid $225,000 related to a non-competition agreement.

BURKS PUMPS, INC.

Notes to Consolidated Financial Statments
Page 6

5.     Financing

       Long-term debt consists of the following:
                                                             December 31, 1992
       Unsubordinated debt:
           Notes payable to bank under a Revolving Credit
           and Term Loan Agreement dated April 2, 1990, as
           amended, collateralized by property, plant and
           equipment, accounts receivable and inventories:
           Term note - repaid during 1992; interest was paid
           monthly at the bank's base rate (defined as the
           greater of (i) the prime rate, or (ii) the
           Federal Funds Rate plus 1/2%) plus 2%                $     -

           Revolving credit note - principal due in full
           on December 31, 1996; interest payable monthly
           at the bank's base rate plus 1-1/2% (7-1/2% at
           December 31, 1992)                                     8,067,700

           Capital lease obligations                                962,355

      Subordinated debt:

           Note payable to insurance company - principal
           due in semiannual installments of $1,700,000
           commencing December 1, 1994 with a final
           instalment of $1,800,000 on December 1,
           1997; interest due semiannually at 13.35%,
           subordinated to notes payable to bank                 12,000,000

           Note payable to Harbour Group Investments, L.P.            -
           principal due on or before December 31, 1996,
           interest due quarterly at 12%, subordinated
           to notes payable to bank and insurance company         1,500,000
																																																																	----------

                                                                 22,530,055

           Less - Current portion of long-term debt, including
           $341,472 of capital lease obligations at
           December 31, 1992                                       (341,472)
                                           																						----------

                                                                $22,188,583
	                                                               ===========


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 7


      Maturities of long-term debt, including capital leases, for the five years subsequent to December 31, 1992 are as follows:

                          1993                  $   341,472
                          1994                    2,004,391
                          1995                    3,574,217
                          1996                   13,061,096
                          1997                    3,548,879
                                                -----------
                                                $22,530,055
                                                ===========
      On April 2, 1990, the Company entered into a Revolving Credit and Term Loan Agreement (the Agreement) with a bank. On November 21, 1991, the Company amended the Agreement to provide for the acquisition of AMW. The amendment increased the remaining term loan from $2.575 million at November 21, 1991, to $5 million and increased quarterly principal payments from $300,000 to $500,000. Borrowings available under the revolving credit facility increased from $14 million to $14.5 million. In addition, the amendment adjusted the covenants included in the original Agreement. During 1992, the $5 million term loan was repaid with proceeds from the sale of the Water Systems Division.

      The Agreement, as amended, contains restrictive covenants relating to working capital, debt to tangible net worth, interest expense, capital expenditures, cash dividends, incurrence of additional indebtedness and sale of assets and prohibits any guaranty, endorsement or contingent liability with respect to the obligation or liability of any other person. The Company was in compliance with these restrictive covenants at December 31, 1992, or waivers have been obtained for all covenants for which the Company was not in compliance. The Agreement requires neither a commitment fee nor compensating account balance. Borrowings under the Agreement are secured by property, plant and equipment, inventories and receivables.

      On August 1, 1990 the Company entered into a Note Agreement (Note Agreement) with an insurance company which replaced the previous note agreement. The Note Agreement with the insurance company for the senior subordinated notes contains covenants which are less restrictive than the Agreement. On November 21, 1991, the Note Agreement was amended to provide for the acquisition of AMW. The amendment adjusted the repayment terms and covenants included in the original Note Agreement. The Company was in compliance with these covenants at December 31, 1992, or waivers have been obtained for all covenants for which the Company was not in compliance. As more fully described in Note 10, the insurance company was granted warrants under the Note Agreement to purchase 13,303 shares of the Company's outstanding common stock.







BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 8


      The Company has renegotiated certain of the covenants in its financing agreements in order to reflect the sale of the Water Systems Division.

6.             Lease obligations

      The Company leases its Anaheim, California facility under a non-cancelable lease which provides for payment by the Company of property taxes and insurance. The lease has a five-year renewal option at the end of the lease term (1995). The Company does not presently utilize the facility for manufacturing operations, and is subleasing the facility. Payments to be received under such subleases approximate lease payments made by the Company.

      The Company leases certain of its machinery and equipment under non-cancelable lease agreements. These agreements extend for a seven-year term. The Company also leases its computer system and related software under a non-cancelable lease with a five-year term. The leases are reflected in the financial statements as capitalized leases in accordance with the requirements of Statement of Financial Accounting Standards No. 13, "Accounting for Leases."


  Minimum lease payments under long-term capital leases at December 31, 1992 are as follows:

         1993                                                    $  445,181
         1994                                                       358,217
         1995                                                       194,122
         1996                                                        71,262
         1997                                                        23,404
                                                                 ----------
  Total minimum lease payments                                    1,092,186
  Less amount representing interest                                (129,831)
                                                                 ----------
  Present value of net minimum lease
   payments, including current portion
   of $341,472                                                   $  962,355
                                                                 ==========

  Minimum rental payments under existing non-cancelable operating leases at December 31, 1992 are as follows:

         1993                                                    $   33,528
         1994                                                        11,445
                                                                 ----------
         Total minimum payments                                  $   44,973
                                                                 ==========
  Rental expense on operating leases for the year ended December 31, 1992 was approximately $258,939.


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 9


7.       Income taxes

  The provision for income taxes is summarized as follows:

                                                            1992
                            Current:
                                     Federal            $1,076,437
                                     Foreign                52,612
                                     State                 232,869
                                                        ----------
                                                         1,361,918
                                                        ==========
                            Deferred:
                                     Federal               107,569
                                     State                 (10,590)
                                                         ---------
                                                            96,979
                                                         =========

                                                        $1,458,897

         Included in current assets at December 31, 1992 are deferred income taxes of $686,130, which primarily reflect the timing differences relating to the allowance for doubtful accounts, inventory reserves and additional inventory costs capitalized for tax purposes.

         The provision for income taxes for the year ended December 31, 1992 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

  Statutory U.S. rate                                                34%
  Increase in rate resulting from:
   State/local taxes, net                                             7%
    Taxable gain on sale of Water Systems Division                    6%
    Non-deductible goodwill amortization and write-off               14%
    Fixed asset bases differences due to purchase accounting          5%
                                                                     ---
  Effective tax rate                                                 66%
                                                                     ===

BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 10


8.            Related parties

      Harbour Group Ltd., an affiliate of HGI, L.P. charges the Company for direct management and administrative services provided to the Company based on actual, direct costs of such services. These charges totaled $283,010 for the year ended December 31, 1992.

      Certain members of management have purchased shares of the Company's stock at prices determined by the Board of Directors.
      The purchase price has been financed by promissory notes payable to the Company, $730,651 outstanding at December 31, 1992, with the shares pledged as security.

      The insurance company with whom Burks has a note payable and outstanding common stock warrants is a limited partner of Harbour Group Investments, L.P.

9.            Retirement plans

      The Company offers its employees one retirement savings plan under
      Section 401(k) of the Internal Revenue Code. Each employee may elect to enter into a written salary deferral agreement under which a portion their salary, ranging from 0-15%, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company may match a part of the employee's contribution up to a maximum Company contribution of 5% of the employee's salary, and all plan administrative expenses are borne by the Company. During the year ended December 31, 1992 plan expenses, including administrative costs and employer contributions, were $296,223.

      The Company has a defined benefit pension plan for union employees at the Decatur location. Benefits under the union employee plan are based on years of service. The Company's policy is to fund the minimum amount necessary to avoid a funding deficiency.

BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 11


  Net periodic pension benefit related to the Company's defined benefit plans for 1992 is comprised of the following:
                                                                      1992
       Service cost                                                $  9,476
       Interest cost on projected benefit obligation                 25,701
       Actual return on plan assets                                 (43,737)
       Net amortization and deferral                                 (7,952)
                                                                   --------
       Net periodic pension benefit                                $(16,512)
                                                                   ========

         The funded status of the Company's defined benefit plan covering employees at December 31, 1992 is as follows:
                                                                      1992
         Accumulated benefit obligation:
             Vested benefits                                       $ 333,883
             Nonvested benefits                                        8,395
                                                                   ---------
                                                                   $ 342,278

            Plan assets at fair value                              $ 586,173
            Projected benefit obligation                            (342,278)
                                                                   ---------

            Overfunded projected benefit obligation                  243,895

            Unrecognized initial net asset                          (133,705)

            Unrecognized net gain                                    (56,016)
                                                                   ---------
            Prepaid pension cost                                   $  54,174
                                                                   =========

      The expected long-term rate of return on plan assets was 8% at December 31, 1992. The expected discount rate used in determining the actuarial present value of the accumulated benefit obligations was 8% for the plan at December 31, 1992. Plan assets are invested in a diversified portfolio that primarily consists of equity and debt securities. The method of valuation used to calculate the costs of the plan for pension benefits is the unit credit actuarial cost method. Death and disability benefits are valued under the one-year term actuarial cost method.

10.    Redeemable common stock warrants

      Under terms of the Note Agreement with the insurance company, the insurance company was granted warrants to purchase 13,303 shares of the Company's outstanding common stock for an aggregate purchase price of $.10 per share.




BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 12

      The warrants expire December 1, 1997 and none have been exercised as of December 31, 1992. The warrants allow the insurance company to require the Company to purchase the warrants at any time between September 30, 1992 (the date of the sale of the Water Systems Division) and December 1, 1997 at a specified formula price. At the date of issuance, the warrants were determined to be equity warrants; however, no amount was assigned thereto as their value was estimated to be nominal.
      The estimated put value of the warrants has increased from a nominal amount at December 31, 1991 to $2,186,636 at December 31, 1992. The warrants have been accreted to their estimated put value through charges to retained earnings and additional paid-in capital of $1,279,054 and $907,582, respectively.

11.
      Commitments and contingencies

      The Company is a party to certain lawsuits. Management and legal counsel do not expect the outcome of any litigation to have a material adverse affect on the Company's financial position or results of operations. See Note 13 for further discussion.

12.   Supplemental balance sheet information
                                                           December 31, 1992
      Accounts receivable:
            Trade receivables                                 $6,815,212
            Less: Allowance for doubtful accounts               (583,119)
            Water Systems Division sale receivable             2,079,778
            Other receivables                                    766,014
                                                              ----------
                                                              $9,077,885
                                                              ==========

      Inventories:
             Raw materials                                   $ 2,422,316
             Work in process                                   2,204,718
             Finished goods                                    7,640,271
                                                             -----------
                                                             $12,267,305
                                                             ===========


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 13

                                                                 1992

      Property, plant and equipment:
             Machinery and equipment                         $ 8,119,634
             Buildings and improvements                        3,320,743
             Land                                                167,850
             Property held under capital lease                 2,145,025
                                                             -----------
                                                              13,753,252
             Less: Accumulated depreciation (including
              $1,250,580  related to property held
              under capital leases)                           (5,631,495)
                                                             -----------
                                                               8,121,757
             Construction-in-progress                             31,434
             Property held for sale, net                         257,714
                                                             -----------
                                                             $ 8,410,905
                                                             ===========

      Intangible assets:
             Goodwill, net                                   $ 9,740,804
             Intellectual property rights, net                 1,600,431
             Non-competition agreements, net                     181,000
                                                             -----------
                                                             $11,522,235
                                                             ===========

      Other assets:
             Deferred financing costs, net                   $   232,500
             Other                                                 9,749
                                                             -----------
                                                             $   242,249
                                                             ===========

      Accrued liabilities:
              Accrued payroll and commissions                $   593,967
              Warranty reserve                                   772,927
              Accrued professional services                      402,325
              Accrued vacation                                   334,339
              Accrued interest                                   231,654
              Accrued property taxes                             233,275
              Accrued advertising                                107,846
              Accrued workers compensation                        73,566
              Relocation and consolidation reserve             1,110,542
              Accrued income taxes                               215,039
              Other                                              357,941
                                                             -----------
                                                             $ 4,433,421
                                                             ===========

      Other long-term liabilities and deferred credit:
              Post-employment group insurance                $   348,835
              Product liability reserve                          454,319
              Non-competition agreement, net                     320,831
                                                             -----------
                                                             $ 1,123,985
                                                             ===========


BURKS PUMPS, INC.

Notes to Consolidated Financial Statements
Page 14

13.           Subsequent event

      On December 29, 1993, Crane Co. acquired the outstanding common stock of Burks Pumps, Inc. for approximately $70 million. Coincident with the sale of the Company, approximately $6 million of the proceeds were placed in escrow to cover potential expenses related to environmental and other contingencies. The Company is presently in the process of testing and evaluating any potential environmental matters at its production facilities. Due to the preliminary stage of the Company's testing and evaluation process, the December 31, 1992 Company financial statements do not reflect any liabilities associated with environmental matters.

EXHIBIT 3




                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Form 8-K of Crane Co. dated
December 29, 1993 of our report dated February 12, 1993, except as to
Note 13 which is as of December 29, 1993, relative to Burks Pumps, Inc.'s financial statements for the year ended December 31, 1992.



PRICE WATERHOUSE

St. Louis, Missouri
January 20, 1994

EXHIBIT 4
                                                                         CRANE CO.
                                                                     BURKS PUMPS, INC.
                                                                    Statement of Income
                                                                      (in thousands)

                                                                            9 Months Ended
                                                                         9/30/93             9/30/92
                                                                             (Unaudited)

Net Sales                                                              $41,998               $39,249

Operating Costs and Expenses:
     Cost of Sales                                                      28,850                26,451
     Selling, General and Administrative                                 8,918                 8,038
                                                                       -------               -------
                                                                        37,768                34,489

Operating Profit                                                         4,230                 4,760

Other Expenses:
     Interest Expense - Net                                             (1,723)               (2,101)
     Miscellaneous - Net                                                  (161)                 (158)
                                                                       -------               -------
                                                                        (1,884)               (2,259)

Income from Continuing Operations                                        2,346                 2,501

Provision for Income Taxes                                                 970                 1,009
                                                                       -------               -------
Income from Continuing Operations                                        1,376                 1,492

Discontinued Operations:
     Loss from Discontinued Operations,
     After Applicable Income Taxes of $114                                -                     (172)
                                                                       -------               -------

                Net Income                                             $ 1,376               $ 1,320
                                                                       =======               =======

                                                                         CRANE CO.
                                                                     BURKS PUMPS, INC.
                                                                       Balance Sheet
                                                                      (in thousands)

                                                                         9/30/93             9/30/92
                                                                                  (Unaudited)
Assets
  Current Assets:

     Cash and Cash Equivalents                                         $    59               $   -
     Accounts Receivable - Net                                           6,357                 9,780

     Inventories, at lower of cost, principally
      LIFO, or market:
     Net Inventory                                                      12,857                13,282

     Prepaid Expenses                                                      112                   109

     Other Current Assets                                                  722                   394
                                                                       -------               -------
                Total Current Assets                                    20,107                23,565

     Intangible Assets                                                  11,147                11,296

     Property, Plant and Equipment:
                Cost                                                    15,436                15,437
                Less Accumulated Depreciation                            7,080                 6,123
                                                                       -------               -------
                                                                         8,356                 9,314

     Other Assets                                                          168                   255

     Cost in Excess of Net Assets Acquired                                 -                     -
                                                                       -------               -------
                Total Assets                                           $39,778               $44,430
                                                                       =======               =======

                                                                         CRANE CO.
                                                                     BURKS PUMPS, INC.
                                                                       Balance Sheet
                                                                      (in thousands)

                                                                         9/30/93               9/30/92
                                                                             (Unaudited)
Liabilities and Shareholders' Equity
  Current Liabilities:
     Current Maturities of Long-Term Debt                              $ 1,874               $ 2,324
     Accounts Payable                                                    2,918                 4,760
     Accrued Liabilities                                                 3,790                 3,483
                                                                       -------               -------
                Total Current Liabilities                                8,582                10,567

Long-Term Debt                                                           5,694                 7,697

Long-Term Debt - Related Parties                                        12,000                13,500

Redeemable Common Stock Warrants                                         2,323                 2,187

Other Long-Term Liabilities                                                951                   822


Shareholders' Equity:
Common Shares                                                                1                     1
Capital Surplus                                                         10,803                10,386
Shareholders Note Receivable                                              (576)                 (730)
                                                                       -------               -------
     Total Common Shareholders' Equity                                  10,228                 9,657
                                                                       -------               -------
                                                                       $39,778               $44,430
                                                                       =======               =======

EXHIBIT 5
                                                            CRANE CO. - PROFORMA
                                                              Statement of Income
                                                       (in thousands, except per share amounts)

                                              12/31/92      12/31/92
                                              Crane Co.      Burks     Pro-Forma      Pro-Forma
                                               & Subs        Pumps     Adjustments     12/31/92
Net Sales                                    $1,306,977     $52,640    $  -           $1,359,617

Operating Costs and Expenses
     Cost of Sales                            1,027,408      35,491      1,880         1,064,779
     Selling, General and Administrative        194,881      11,568        -             206,449
     Special Charge                              39,444         -          -              39,444
                                             ----------     -------    -------         ---------
                                              1,261,733      47,059      1,880         1,310,672

Operating Profit (Loss)                          45,244       5,581     (1,880)           48,945

Other Income (Deductions):
     Interest Expense - Net                      (9,485)     (2,764)      (389)          (12,638)
     Miscellaneous Income(Expense) - Net          2,930        (315)       -               2,615
                                             ----------     -------    -------        ----------
                                                 (6,555)     (3,079)      (389)          (10,023)
                                             ----------     -------    -------        ----------
Income (Loss) Before Taxes                       38,689       2,502     (2,269)           38,922

Provision For Income Taxes (Benefit)             14,403       1,171       (463)           15,111
                                             ----------     -------    -------         ---------
Income (Loss) from Continuing Operations         24,286       1,331     (1,806)           23,811

Discontinued Operations:
     Earnings (Loss) from Discontinued
     Operations, After Applicable Income
     Taxes of $170                                 -           (458)       -                (458)

     Loss on Sale of Water Systems Division        -           (118)       -                (118)
                                             ----------     -------    -------        ----------
Net Income                                   $   24,286     $   755    $(1,806)       $   23,235
                                             ==========     =======    =======        ==========
Net Income Per Share                             $.79                                     $.75
                                                 ====                                     ====

                                                 CRANE CO. - PROFORMA
                                                 Statement of Income
                                     (in thousands, except per share amounts)

                                                   9/30/93       9/30/93
                                                   Crane Co.      Burks    Pro-Forma      Pro-Forma
                                                   & Subs         Pumps    Adjustments     9/30/93
                                                        (Unaudited)
Net Sales                                           $987,930     $41,998    $  -          $1,029,928

Operating Costs and Expenses
     Cost of Sales                                   781,548      28,850     1,610           812,008
     Selling, General and Administrative             139,918       8,918       -             148,836
                                                    --------     -------    ------        ----------
                                                     921,466      37,768     1,610           960,844

Operating Profit (Loss)                               66,464       4,230    (1,610)           69,084

Other Income (Deductions):
     Interest Expense - Net                           (4,790)     (1,723)       82            (6,431)
     Miscellaneous Income(Expense) - Net                 938        (161)      -                 777
                                                    --------     -------    ------        ----------
                                                      (3,852)     (1,884)       82            (5,654)
                                                    --------     -------    ------        ----------
Income (Loss) Before Taxes                            62,612       2,346    (1,528)            64,430

Provision For Income Taxes (Benefit)                  23,358         970      (279)            24,049
                                                    --------     -------   -------        -----------
Income (Loss) from Continuing Operations             $39,254     $ 1,376   $(1,249)       $    39,381
                                                    ========     =======   =======        ===========

Net Income (Loss) Per Share                            $1.30                                    $1.30
                                                       =====                                    =====

Average Shares Outstanding                            30,233                                   30,233



                                                              CRANE CO. - PROFORMA
                                                                Balance Sheet
                                                     (in thousands, except per share amounts)


                                              9/30/93            9/30/93
                                              Crane Co.          Burks          Pro-Forma      Pro-Forma
                                              & Subs             Pumps          Adjustments     9/30/93              9/30/93
                                                       (Unaudited)
Assets
  Current Assets:

     Cash and Cash Equivalents              $ 44,365              $    59       $    -           $ 44,424

     Accounts Receivable                     179,810                6,357            -            186,167

     Inventories, at lower of cost,
      principally LIFO, or market:
     Net Inventory                           170,252                12,857           800           183,909

     Other Current Assets                      9,635                  834             -             10,469
                                            --------              -------        -------         ---------
                Total Current Assets         404,062               20,107            800          424,969


     Intangible Assets, Net                      -                  11,147         (9,455)          1,692

     Property, Plant and Equipment:
      Gross P.P.& E.                         387,318               15,436           7,080)        395,674
      Accumulated Depreciation               219,083                7,080          (7,080)        219,083
                                            --------              -------        --------        --------
     Net Property, Plant & Equipment         168,235                8,356            -            176,591

     Other Assets                             28,280                  168            -             28,448

     Cost in Excess of Net
      Assets Acquired                         60,899                  -            52,652         113,551
                                            --------              -------        --------        --------
           Total Assets                     $661,476              $39,778        $ 43,997        $745,251
                                            ========              =======        ========        ========


                                                        CRANE CO. - PROFORMA
                                                            Balance Sheet
                                                (in thousands,except per share amounts)

                                           9/30/93             9/30/93
                                           Crane Co.           Burks        Pro-Forma         Pro-Forma
                                           & Subs              Pumps        Adjustments        9/30/93
                                                     (Unaudited)

Liabilities and Shareholders' Equity
  Current Liabilities:
     Current Maturities of
       Long-Term Debt                     $  6,039            $ 1,874        $ (1,500)          $  6,413
     Loans Payable                          41,740                -            69,824            111,564
     Accounts Payable                       71,131              2,918            -                74,049
     Accrued Liabilities                    72,918              3,790            -                76,708
     Taxes on Income                            52                -              -                    52
                                          --------            -------        --------           --------
       Total Current Liabilities           191,880              8,582          68,324            268,786

Long-Term Debt                             105,492              5,694          (5,694)           105,492
Long-Term Debt - Related Parties              -                12,000         (12,000)              -
Reserves and Other Liabilities              19,701                951           3,240             23,892

Accrued Postretirment Benefits              40,214               -              2,218             42,432

edeemable Common Stock
 Warrants                                     -                 2,323            -                 2,323

ccrued Pension Liability                    7,701                -               -                 7,701

Deferred Income Tax                          6,097                -            (1,863)             4,234


Shareholders' Equity:
Common Shares                               30,031                 1               (1)            30,031
Capital Surplus                             13,992            10,803          (10,803)            13,992
Retained Earnings                          258,993               -               -               258,993
Currency Translation Adjustment            (12,625)              -               -               (12,625)
Shareholders Note Receivable                  -                 (576)             576               -
                                         ---------           -------         --------           --------
Total Common Shareholders' Equity          290,391            10,228          (10,228)           290,391
                                         ---------           -------         --------           --------
                                         $ 661,476           $39,778         $ 43,997           $745,251
                                         =========           =======         ========           ========



                                                                       12/31/92              9/30/93
                           Pro-Forma Adjustments                       Amount                Amount

1)  Amortization of the excess of purchase price over
     net assets acquired  of $52,652 million over
     40 years - charged to cost of sales                               $ 1,316                $  987
    To reverse amortization of preacquisition goodwill                    (236)                 (177)
                                                                       -------                ------
                                                                         1,080                   810

2)  Increase (Decrease) in net interest cost as a result
     of acquisition based on Crane's investment and
     borrowing rates for the respective periods                            389                   (82)

3)  Record step-up basis of inventory (flow through
     cost of goods sold)                                                   800                   800

4)  Record postretirment benefits upon acquisition                                             2,218

5)  Record restructuring/reorganization cost                                                   3,240

6)  Pay down Burks debt upon acquisition
     Current maturities of long-term debt                                                     (1,500)
     Long-term debt                                                                           (5,694)
     Long-term debt - related parties                                                        (12,000)

7)  Record deferred tax on acquisition                                                        (1,863)

8)  Purchase price                                                                            69,824

9)  Excess of the purchase price over net assets
     upon acquisition ($52,652 less $9,455)                                                   43,197

10) Reclass excess purchase price over net assets
     from intangible asset on Burks Pumps books                                                9,455

11) Reclass accumulated depreciation                                                           7,080
